Exhibit 99.1


   First National Bancshares Acquires The Trust Company of Florida

    BRADENTON, Fla.--(BUSINESS WIRE)--Feb. 26, 2004--First National Bancshares Inc. (Nasdaq:FBMT), the parent of 1st National Bank & Trust, announced today that the shareholders of The Trust Company of Florida have unanimously approved the acquisition by First National Bancshares, Inc. effective March 12, 2004.
    The merger will increase trust assets under management for 1st National Bank & Trust to $192 million.
    1st National Bank & Trust is this area's oldest independent bank with six offices in Manatee and Sarasota Counties. More information can be obtained through the bank's website at http://www.firstnbt.com, or online through the stock symbol FBMT.

    CONTACT: 1st National Bank & Trust, Bradenton
             Paul Welsh, 941-746- 4964 Ext. 103